EXHIBIT 99.1

Rome Bancorp Posts Record High Third Quarter Earnings Per Share and Declares Quarterly Dividend

ROME, N.Y., Oct. 28, 2009 (GLOBE NEWSWIRE) -- Rome Bancorp, Inc. (the "Company") (Nasdaq:ROME), the holding company of The Rome Savings Bank (the "Bank"), announced today the Company's results of operations for the three and nine month periods ended September 30, 2009.

Net income for the Company for the three-month period ended September 30, 2009 increased to $908,000, or $0.14 per diluted share, from $815,000, or $0.11 per diluted share for the same period in 2008. These results represent the highest level of third quarter earnings per share for the Company since its inception in 1999. The increase in net income over the third quarter of 2008 was primarily attributable to an increase in non-interest income of $57,000 and a decrease in the provision for loan losses of $100,000, which were partially offset by a decrease in net interest income before loan loss provision of $19,000, an increase in non-interest expense of $13,000 and an increase in income tax expense of $32,000. Also contributing to the increase in third quarter earnings per share was a decrease in average outstanding diluted shares to 6,578,187 for the quarter ended September 30, 2009 from 6,778,831 for the third quarter of 2008. This reduction was attributable to treasury stock purchases over the past year.

The $19,000 decrease in net interest income reflects a $190,000 decrease in interest income partially offset by a $171,000 decrease in interest expense. Interest income earned on the loan portfolio decreased by $249,000, or 5.7%, due to both declines in prevailing interest rates and contraction in the loan portfolio. Interest income on investments increased by $60,000, or 61.9%, from the same period last year due to the purchase of additional securities during the first nine months of 2009.

The decrease in interest expense represents a decrease in the Company's average cost of funds from 2.11% for the quarter ended September 30, 2008 to 1.73% in the same quarter of 2009. These rate decreases were reflective of current market trends. Partially offsetting the decrease in the cost of funds was an increase in the average balance of the Company's interest bearing liabilities to $241.5 million during the quarter ended September 30, 2009 from $230.4 million for the same period in 2008. Average outstanding interest bearing deposit balances increased to $186.4 million in the current quarter from $178.1 million in the same quarter of 2008 due to uncertainty surrounding customers' alternative investment markets. The average balance of borrowings increased to $55.1 million for the third quarter of 2009 from $52.3 million for the same period of 2008.

The Company recorded no provision for loan losses in the three month period ended September 30, 2009 compared to a $100,000 provision in the same quarter of 2008. Due to continued asset quality, a slight contraction in the loan portfolio, and a low level of year to date charge-offs, no provision was deemed necessary this quarter. The loan loss allowance as a percentage of total loans has increased to 0.72% at September 30, 2009 compared to 0.64% at December 31, 2008. The allowance for loan losses as a percent of non-performing loans was 115.9% at September 30, 2009, compared to 152.1% at the previous year end. While the Company has experienced an increase in non-performing loans this year, management believes these loans are adequately collateralized.

Non-interest income for the third quarter of 2009 increased by $57,000, or 9.4%, over the same period of 2008. Included in the non-interest income for the third quarter of 2009 is a gain of $26,000 on the sale of an investment security; there were no sales of investment securities in 2008. The majority of the balance of the 2009 increase in non-interest income was related to gains realized on the sales of loans into the secondary market.

Non-interest expense for the third quarter of 2009 remained stable, increasing by $13,000, or 0.5%, from the same period in 2008. Income tax expense increased $32,000 to $460,000 in the third quarter of 2009, due to the increase in pre-tax income.

Net income for the Company for both of the nine month periods ended September 30, 2009 and 2008 was $2.3 million. Year to date diluted earnings per share increased to $0.34 in 2009, compared to $0.32 per diluted share for the same period of 2008, due to a decrease in diluted average shares from 6,957,623 for the first nine months of 2008 to 6,604,623 for the same period of 2009.

Net interest income for the nine months ended September 30, 2009 and 2008 remained constant at $9.7 million for both periods. The 2009 year to date provision for loan losses was $200,000, compared to $100,000 for the same period of 2008. The higher provision recorded in the current year is related to the downgrade of a single commercial credit. While this borrower remains current with its loan payments, management felt that the borrower's current financial circumstances warranted the change in rating. With the exception of this one credit relationship, loan quality has remained stable and net charge-offs have remained low.

Net interest income and non-interest income for the first nine months of 2009 and 2008 were similarly impacted by the factors discussed in the third quarter analysis above. Non-interest expense for the nine months ended September 30, 2009 increased to $8.0 million from $7.9 million for the same period of 2008 due to higher FDIC assessments. Due to overall higher assessment rates charged to all banks insured by the FDIC, as well as a special assessment, the Company's FDIC and regulatory assessment expense increased to $340,000 for the first nine months of 2009 from $99,000 for the same period last year. The increase in FDIC assessments decreased 2009 diluted earnings per share by $0.02. Year to date income tax expense decreased by $60,000 in 2009 due to a decrease in pre-tax income and an increase in positive permanent tax benefits.

Total assets remained basically unchanged at $338.0 million at September 30, 2009 from $337.9 million at December 31, 2008. Over the past nine months the loan portfolio has decreased from $298.5 million at year end to $285.5 million, principally due to increased sales of loans to the secondary market. Over the same period, cash and securities have increased by $7.5 million and $5.7 million, respectively. Deposits increased to $216.4 million at September 30, 2009 from $205.9 million at year end 2008.

Charles M. Sprock, Chairman, CEO and President commented, "This month marks the ten year anniversary of the Company's conversion from a mutual savings bank to a publicly traded financial institution. We are proud to be able to report to our shareholders these record high third quarter earnings per share. Our thanks go to them for their continued support of our plans and to our customer base for their trust and business."

The Company also announced that its Board of Directors has declared a quarterly cash dividend on its common stock of 8.5 cents ($0.085) per share for stockholders of record at the close of business on November 6, 2009. The dividend is payable on November 20, 2009.

Forward-Looking Statements

Statements included in this press release that are not historical or current fact, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

                          Rome Bancorp, Inc.
                        Selected Financial Data
                              (Unaudited)
             (Dollars in thousands, except per share data)

                                                           As of
                                                    ------------------
                                                    Sept. 30,  Dec. 31,
                                                      2009      2008
                                                    --------  --------
 Selected Financial Condition Data:
 Total assets                                       $338,035  $337,886
 Loans, net                                          285,489   298,453
 Securities                                           14,264     8,588
 Cash and cash equivalents                            17,122     9,579
 Total deposits                                      216,422   205,932
 Borrowings                                           55,639    66,324
 Total shareholders' equity                           60,220    60,344
 Allowance for loan losses                             2,082     1,936
 Non-performing loans                                  1,796     1,273
 Non-performing assets                                 1,796     1,604

                                   For the three       For the nine
                                   months ended        months ended
                                   September 30,       September 30,
                                ------------------  ------------------
                                  2009      2008      2009      2008
                                --------  --------  --------  --------

 Selected Operating Data:
 Interest income                $  4,309  $  4,499  $ 12,996  $ 13,416
 Interest expense                  1,052     1,223     3,259     3,697
                                --------  --------  --------  --------
 Net interest income               3,257     3,276     9,737     9,719
 Provision for loan losses            --       100       200       100
                                --------  --------  --------  --------
 Net interest income after
  provision for loan losses        3,257     3,176     9,537     9,619
 Non-interest income:
 Service charges and other
  income                             639       608     1,806     1,700
 Net (loss) gain on securities        26        --        26        --
                                --------  --------  --------  --------
 Total non-interest income           665       608     1,832     1,700
 Non-interest expense              2,554     2,541     8,010     7,867
                                --------  --------  --------  --------
 Income before income taxes        1,368     1,243     3,359     3,452
 Income tax expense                  460       428     1,096     1,157
                                --------  --------  --------  --------
 Net income                     $    908  $    815  $  2,263  $  2,295
                                ========  ========  ========  ========

                          Rome Bancorp, Inc.
                        Selected Financial Data
                              (Unaudited)
             (Dollars in thousands, except per share data)

                                   For the three       For the nine
                                   months ended        months ended
                                   September 30,       September 30,
                                ------------------  ------------------
                                  2009      2008      2009      2008
                                --------  --------  --------  --------
 Selected Financial Ratios and
  Other Data:

 Performance Ratios:
 Basic earnings per share          $0.14     $0.11     $0.34     $0.32
 Diluted earnings per share        $0.14     $0.11     $0.34     $0.32
 Return on average assets          1.08%     0.98%     0.90%     0.95%
 Return on average equity          6.18%     5.09%     5.14%     4.67%
 Net interest rate spread    1     3.83%     3.86%     3.83%     3.89%
 Net interest margin         1     4.20%     4.35%     4.23%     4.43%
 Non-interest expense to
  average assets                   3.02%     3.06%     3.19%     3.25%
 Efficiency ratio            1    65.52%    65.35%    69.33%    68.77%
 Average interest-earning
  assets to average
  interest-bearing liabilities   127.46%   130.16%   128.25%   131.81%

                                                           As of
                                                    ------------------
                                                    Sept. 30,  Dec. 31,
                                                      2009      2008
                                                    --------  --------
 Equity Ratios:
 Equity to assets                                     17.81%    17.86%
 Book value per share                                  $8.75     $8.55

 Asset Quality Ratios:
 Nonperforming loans as percent of loans               0.62%     0.42%
 Nonperforming assets as percent of total assets       0.53%     0.47%
 Allowance for loan losses as a percent of loans       0.72%     0.64%
 Allowance for loan losses as a percent of non-
  performing loans                                    115.9%    152.1%
 Notes:
 1. Includes tax equivalent adjustment for the Company's tax-exempt municipal securities.

CONTACT:  Rome Bancorp, Inc.
          David Nolan, Executive Vice President and
           Chief Financial Officer
          (315) 336-7300